SECOND LEASE AMENDMENT


     THIS SECOND LEASE AMENDMENT ( the "Amendment" ) is executed this 6th day of December, 1996 by and between GOVERNOR'S HILL
PARTNERS, an Ohio general partnership ("Landlord"), and MEDPLUS, INC., an Ohio corporation ("Tenant").

                             W I T N E S S E T H:

     WHEREAS, Landlord and Tenant entered into a certain Lease dated April 24, 1995 as amended May 31, 1996 (collectively, the "Lease" ), whereby Tenant leased from Landlord certain premises consisting of approximately 20,000 rentable square feet of space (the "Leased Premises" ) located in a building commonly known as 8805 Governor's Hill Drive, Suites 100 and 200, Cincinnati, Ohio 45249; and

     WHEREAS, Landlord and Tenant desire to terminate Tenant's option to terminate this Lease for the reason that Landlord has accommodated Tenant's expansion needs; and

     WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such termination, changes and addition to the Lease;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby agree that the Lease is amended as follows:

     1. Amendment of Section 18.19. Right of First Refusal.
Section 18.19 of the Lease is hereby amended to add the following:

     "Provided that Tenant is not in default hereunder and subject to any rights of other tenants to the Refusal Space, Tenant shall have the right of first refusal ("Refusal Option") to lease any additional space in the Building ("Refusal Space")as such space becomes available for leasing during the Lease Term. The term for the Refusal Space shall be coterminous with the Lease Term, provided however, that the minimum term for the Refusal Space shall be five (5) years. The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions, excluding free rent and other concessions, as are then being offered by Landlord to a specific third party prospective tenant for such space, but in no event shall such rental rate be less than the then current rental rate under this Lease. In the event that the Refusal Space is not leased to the initial third party prospective tenant, then this Refusal Option shall remain in effect in the event of an offer to any other specific third party prospective tenant and the Refusal Space shall again be offered to Tenant in accordance herewith.

     Upon notification in writing by Landlord that the Refusal Space is available, Tenant shall have five (5) business days in which to notify Landlord in writing of its election to lease the Refusal Space at such rental rates described above, in which event this Lease shall be amended to incorporate such Refusal Space.

     In the event Tenant declines or fails to elect to lease the Refusal Space, then this Refusal Option shall automatically terminate and shall thereafter be null and void as to such space.

     It is understood and agreed that this Refusal Option shall not be construed to prevent any tenant in the building from extending or renewing its lease."

 2. Amendment of Section 18.20. Termination Option. Section 18.20 of the Lease is hereby deleted in its entirety and is of no further force or effect.

3. Additional Provisions. The following new sections shall be added to the Lease:

     "18.23. Parking. Landlord hereby agrees to provide Tenant with two (2) additional reserved parking spaces designated by Landlord.

       18.24 Storage Space. Landlord hereby leases to Tenant and Tenant hereby Leases from Landlord 2,200 rentable square feet of storage space in the area designated on the attached Exhibit A-1 ("Storage Space" ) at a gross rental rate equal to Seventeen Thousand Six Hundred Dollars and Four Cents ($17,600.04) per year payable in monthly installments of One Thousand Four Hundred Sixty-six Dollars and Sixty-seven Cents ($1,466.67) for the term of the Lease. Landlord shall deliver the Storage Space to Tenant and Tenant accepts the Storage Space "As Is" except that Landlord shall add one (1) HVAC box and remove piping and slabs on which equipment was placed in the Storage Space. Tenant shall pay the rent for such Storage Space in the same manner as provided in
Section 3.01. The Storage Space rent includes all operating expenses associated with such Storage Space."

4. Tenant's Representatives and Warranties. The undersigned represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord's request, shall provide Landlord with evidence of such authority.

5. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

6. Definitions. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.

7. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

                              LANDLORD:

                              GOVERNOR'S HILL PARTNERS, an
WITNESSES:                    Ohio general partnership
/s/ Alice Battaglia
Alice Battaglia               By:/s/ Jeffrey G. Tulloch
(Printed)                        Jeffrey G. Tulloch
/s/ Nicole C. Stevens            Manager
Nicole C. Stevens
(Printed)

                              TENANT:

WITNESSES:                    MEDPLUS, INC., an Ohio corporation
/s/  Steven W. Neiheisel
Steven W. Neiheisel
(Printed)                     By: /s/ Daniel A. Silber
/s/ Candace W. Levine
Candace W. Levine             Printed: Daniel E. Silber
(Printed)
                              Title: Vice President, Finance




STATE OF OHIO          )
                       ) SS:
COUNTY OF HAMILTON     )


     Before me, a Notary Public in and for said County and State, personally appeared Jeffrey G. Tulloch, by me known and by be known to be the Manager of Governor's Hill Partners, and Ohio general partnership, who acknowledged the execution of the foregoing "Second Lease Amendment" on behalf of said partnership.

     WITNESS my hand and Notarial Seal this 31st day of December, 1996.


/s/ Nicole C. Stevens
Notary Public

Nicole C. Stevens
(Printed Signature)

My Commission Expires: 10-31-00

My County of Residence: __________________



STATE OF OHIO          )
                       ) SS:
COUNTY OF HAMILTON     )

     Before me, a Notary Public in and for said County and State, personally appeared Daniel A. Silber, by me known and by me known to be the Vice President, Finance of MedPlus, Inc., an Ohio corporation, who acknowledged the execution of the foregoing "Second Lease Amendment" on behalf of said corporation.

     WITNESS my hand and Notarial Seal this 6th day of December, 1996.



/s/ Amy J. Seltz
Notary Public

Amy J. Seltz
(Printed Signature)

My Commission Expires: 9-5-01

My County of Residence: Warren

January 31, 1997

Joseph C. Williams
President
Dialogos, Inc.
3674 Clifton Avenue
Cincinnati, Ohio  45220



RE:  AMENDMENT TO LETTER OF AGREEMENT:  MedPlus, Inc. Financing
Commitment to and Possible Acquisition of Common Stock of
Dialogos, Inc.

Dear Mr. Williams:

     This letter shall serve as an amendment to that certain Letter of Agreement between MedPlus, Inc., an Ohio corporation ("MedPlus") and Dialogos, Inc., a Delaware corporation (the "Company"), dated July 12, 1996 (the "Letter of Agreement") pursuant to which MedPlus agreed to provide or obtain specified financing for the operations of the Company, and the Company agreed to issue to MedPlus or grant MedPlus an option to purchase, as the case may be, a certain percentage of the Company's common stock (all of the Company's common stock hereinafter referred to as the "Common Shares") in exchange for such financing. Now, therefore, and in consideration of the mutual covenants and agreements herein contained, the Company and MedPlus hereby agree that the Letter of Agreement shall be amended and restated in its entirety as follows:

     1. MedPlus shall, on or before March 31, 1998, either (a) agree to pay $1.65 million (the "Total Funding Amount") to the Company as consideration for 75% of the Common Shares, (b) secure a funding commitment for the Company's operations in an amount equal to the Total Funding Amount from investors ("Investors"), some of which may be designated by MedPlus as "Initial Investors" for purposes hereof, and/or lenders ("Lenders") with financing terms reasonably agreed to by the Company and MedPlus or (c) agree to pay a portion of the Total Funding Amount to the Company as consideration for less than 75% of the Common Shares, as more specifically described in paragraph 4 hereof, and secure a funding commitment for the remainder of the Total Funding Amount from Investors and/or Lenders as described in paragraph 1(b) above ((a), (b) and (c) collectively are the "Obligation"). In the event MedPlus satisfies the Obligation by securing a funding commitment from Investors and/or Lenders for any portion of the Total Funding Amount, the Company shall grant MedPlus the option, which option shall be immediately exercisable and remain open until December 31, 1999, to purchase that percentage of the Common Shares which equals 75% less any percentage of the Common Shares already purchased by MedPlus and/or the Initial Investors (the "Option Percentage") (the "MedPlus Option").

     2. Prior to exercising the MedPlus Option, MedPlus shall have entered into an agreement to either (a) pay to any Investors, except the Initial Investors, and/or Lenders an amount equal to their investment, including appreciation thereof as indicated in such agreement, or their loan, including any interest accrued with respect thereto, made by them in or to the Company (such payment hereinafter referred to as the "Buy-Out Amount") or (b) pay to the Company an amount equal to the Buy-Out Amount. The exercise price of the MedPlus Option shall be equal to the Buy-Out Amount. Immediately upon actual payment of the Buy-Out Amount to either the Investors and/or Lenders or the Company, MedPlus shall receive that number of the Common Shares which equals the Option Percentage thereof.

     3. The Common Shares will be transferred to MedPlus and/or the Initial Investors free, clear and unencumbered.


     4. MedPlus shall fund the general operations of the Company from the date of this Letter of Agreement until the Obligation has been satisfied and funding has actually begun pursuant to either paragraph 1(a), (b) or (c) above (the "Interim Funding"). The Interim Funding shall be provided from time to time in amounts reasonably requested by the Company, which amounts are consistent with funding required to execute the financial plan provided to MedPlus by the Company during June, 1996. If MedPlus or any of the Initial Investors decides or decide to fund directly any portion of the Total Funding Amount, then, at any time prior to March 31, 1998 and at MedPlus' or such Initial Investor's option, as the case may be, any amount so paid to the Company, including the Interim Funding (with Interest thereon, as hereinafter defined), shall be considered payment for a certain percentage of the Common Shares (an "Interim Option"). Upon exercise of an Interim Option, MedPlus or an Initial Investor shall immediately be issued 1% of the Common Shares for every $22,000 paid to the Company as a portion of the Total Funding Amount or as Interim Funding. In the alternative, if MedPlus secures a funding commitment for the Company's operations for any portion of the Total Funding Amount from Investors and/or Lenders pursuant to paragraph 1(b) above, then, immediately upon the Company's receipt of such funding and at MedPlus' request, the Company shall reimburse MedPlus in the amount of such funding for any and all monies paid to or on behalf of the Company by MedPlus to effect the Interim Funding, plus Interest. For purposes of this paragraph 4, "Interest" shall mean interest equal to the prime rate, as announced from time to time by the Provident Bank, Cincinnati, Ohio, plus 1% per annum.

     5. The Company shall require each employee and/or consultant thereto to execute a confidentiality agreement, reasonably similar to confidentiality agreements executed by employees and/or consultants in the technology industry, with respect to information obtained by him or her as a result of his or her relationship with the Company.

     6. It is a condition precedent to the obligations of MedPlus hereunder that Joseph C. Williams, President and majority stockholder of the Company ("Williams"), shall have executed a voting agreement, in the form attached hereto as Exhibit A, whereby Williams agrees to vote all Common Shares owned by him in favor of electing one person designated by MedPlus as member of the Company's Board of Directors. In addition, the holders of any and all shares issued by the Company before the earlier of (i) the exercise of the MedPlus Option or any Interim Option, (ii) the Rejection, as hereinafter defined, or (iii) the expiration of the MedPlus Option shall be required by the Company to execute a voting agreement in substantially the form attached hereto as Exhibit A. The failure to enforce any portion of this Section 6 at any time by MedPlus shall not be construed as a waiver of its rights hereunder.

     7. In the event MedPlus exercises the MedPlus Option and MedPlus and/or the Initial Investors acquire(s) greater than 50% of the Common Shares, MedPlus and the Company agree that the Company shall amend any existing employment agreements with Williams and other key employees of the Company (the "Key Employees") to provide that, for each year during the three-year period ending December 31, 1999, the Key Employees may be granted options to purchase Common Shares ("Incentive Options"). Incentive Options may only be granted by the Company pursuant to the following terms and conditions:

         (a) The determination of whether to grant Incentive Options in either 1997, 1998 or 1999 shall be based on the achievement of a certain "Contribution Margin" of the Company as budgeted for that fiscal year. (For purposes hereof, "Contribution Margin" shall mean "pre-tax income" as used by MedPlus in its internal financial reporting system).
Specifically, prior to January 15th of 1997, 1998 and 1999, MedPlus and the Company shall calculate the Contribution Margin to be used as the basis for determining whether any Incentive Options shall be granted to the Key Employees following the close of such year. The Contribution Margin to be achieved so that Incentive Options may be granted following the close of 1997 is described on Exhibit B hereto.

         (b) The exercise price per share of any options granted as Incentive Options shall be determined by an independent appraiser selected by the Company; in no event, however, shall such exercise price be less than the price per share paid by MedPlus in exercising the MedPlus Option.

         (c) In no event shall the number of shares subject to Incentive Options granted to all Key Employees for each of the following years exceed in the aggregate (i) for 1997 and 1998, 3% of all Common Shares outstanding at December 31, 1997 and 1998, respectively and (ii) for 1999, 4% of all Common Shares outstanding at December 31, 1999.

          (d) If any Incentive Options are issued, then at the time of issuance the Company shall issue to Williams and any Key Employees who are then shareholders of the Company additional shares such that the percentage ownership interest in the Company held by Williams and/or each Key Employee after such issuance is equal to the percentage ownership interest in the Company held by him or her immediately prior to such issuance, plus the percentage increase resulting from the issuance to Williams or a Key Employee of an Incentive Option. This paragraph 7(d) is intended to protect the ownership of Williams and the Key Employees from dilution as the result of the issuance of Incentive Options.

          (e) If the Company conducts an initial public offering of the Common Shares at any time prior to December 31, 1999 (an "IPO"), then, as of the date of such IPO, the Key Employees shall no longer be entitled to receive Incentive Options as described in this paragraph 7; provided that, MedPlus and the Company agree that in the event of an IPO, they will use their respective best efforts to establish a plan pursuant to which the Key Employees may be granted options to purchase Common Shares. The Company acknowledges, however, that in the event of an IPO, the percentage ownership of all shareholders of the Company, including Williams and the Key Employees, shall be diluted and any options granted to employees of the Company following an IPO also will be subject to dilution.

         (f) The Company agrees that prior to December 31, 1999, except for the Incentive Options described herein, it will not issue any form of stock incentives to its employees.

     8. The Company agrees that it shall be operated in the normal and ordinary course until January 1, 2000, that all necessary corporate and other actions will be taken pursuant to law, and that all applicable laws and governmental regulations will be complied with.

     9. MedPlus contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transaction(s) proposed herein. As consideration therefor, during the period from the date of acceptance of this letter to MedPlus' satisfaction of the Obligation or March 31, 1998, whichever is earlier, the Company shall not, directly or indirectly, initiate or hold discussions with any person or entity (other than MedPlus) concerning a purchase, affiliation, or other transfer of any part of the Company's business, directly or indirectly, whether by sale of common shares, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction. After March 31, 1998 and until MedPlus affirmatively declines to exercise the MedPlus Option (the "Rejection") or until December 31, 1999, whichever is earlier, the Company shall not accept financial support for any reason from any third party without first offering MedPlus the opportunity to provide such financial support on terms reasonably similar to those offered by such third party. MedPlus shall then have 30 days from the date of such offer to elect to provide such financial support. If the offer is affirmatively rejected by MedPlus or such 30 day period expires, then the Company may accept financial support from such third party on the same terms and conditions contained in the third party's original financing offer.

     10. The Company agrees to permit MedPlus' representatives, agents, accountants and attorneys to have reasonable access during regular business hours to the Company's books, records and properties for the purpose of making a detailed examination of the financial condition, assets, liabilities, legal compliance, affairs, business and the conduct of the Company prior to MedPlus' exercise of the MedPlus Option or the Rejection, whichever occurs first. In addition, prior to MedPlus' exercise of the MedPlus Option or the Rejection, whichever occurs first, Dialogos shall have its financial statements audited annually by KPMG Peat Marwick LLP.

     It is understood and agreed that any public announcement of this transaction will be through a mutually agreed upon joint release.

Very truly yours,

MEDPLUS, INC.

/s/ Daniel A. Silber
Daniel A. Silber, Vice-President
of Finance and Chief Financial Officer

Accepted by:
DIALOGOS, INC.

/s/ Joseph C. Williams
Joseph C. Williams, President